March 30, 2010

Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C. 20549-756 1

Dear Sirs/Madams:

We have read Item 4.01 of Midas Medici Group Holdings, Inc.’s Form 8-K dated March 30, 2010, and have the following comments:

1.	We agree with the statements made in the third paragraph, item (i) in the fourth paragraph and the first sentence in the fifth paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the first paragraph, second paragraph, item (ii) in the fourth paragraph, or the last sentence in the fifth paragraph.

Sincerely,

/S/ REDW LLC

Albuquerque, New Mexico

6401 Jefferson NE, Albuquerque, NM 87109
P: 505+998+3200 F: 505+998+3333 W:redw.com